Investor Contact:

Media Contact:

Emma Jo Kauffman

Tawn Earnest

(615) 855- 5525

(615) 855-5209

FOR IMMEDIATE RELEASE

DOLLAR GENERAL NAMES CHALLIS M. LOWE EVP HUMAN RESOURCES

GOODLETTSVILLE, TENN. (August 18, 2005) -- Dollar General Corporation (NYSE:DG) has named Challis M. Lowe as its executive vice president of human resources.

Lowe previously served as the executive vice president responsible for human resources, corporate communications and public affairs at Miami-based Ryder System, Inc.  She has also held executive leadership positions at Beneficial Management Corporation, Heller International, Sanwa Business Credit Corporation and Continental Illinois Corporation. Her appointment at Dollar General is effective September 1, 2005.

“Cultivating our work force and investing in our employees are key factors in our success,” said David Perdue, Dollar General chairman and CEO.  “Challis is a seasoned executive with an extensive record of attracting, developing and retaining employees.  Her addition to our team reinforces our leadership in a critical area.  It also underscores our commitment to attracting and developing professional leaders at Dollar General.”

Lowe received her MBA from the J.L. Kellogg Graduate School of Management at Northwestern University. She currently serves as chair of the board of trustees of Florida A&M University, and she is a member of the board of directors of the Gaylord and Dorothy Donnelley Foundation and the Executive Leadership Council.

About Dollar General

Dollar General is a Fortune 500® discount retailer with more than 7,700 neighborhood stores. Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, house wares and seasonal items at everyday low prices. The company has a longstanding tradition of supporting literacy and education in the U.S. In 2004, the company helped more than 8,700 people take their first steps toward literacy, a general education diploma or English proficiency. For more information about Dollar General, go to www.dollargeneral.com.

###